EXHIBIT 10.20

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

COMPENSATION RECOUPMENT POLICY

(Adopted February 9, 2011)

The purpose of adopting this Compensation Recoupment Policy (this “Policy”) is to formally establish the policy of First Real Estate Investment Trust of New Jersey (the “Trust”) concerning the recoupment of compensation paid to Executive Officers (as defined below) of the Trust that is based on financial information that is subsequently subject to a material restatement.

It is the policy of the Trust that, in the event that the Trust is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the Trust shall require the reimbursement, cancellation or forfeiture, as the case may be and to the fullest extent permitted by applicable law, of any incentive-based Compensation (as defined below) paid to any current or former Executive Officer of the Trust during the three-year period preceding such restatement that was based on the inaccurate information and that, in the judgment of the Board of Trustees of the Trust (the “Board”), was paid in excess of the Compensation that would have been paid to such Executive Officer based on the restated information. The Board shall have the authority to interpret and administer this Policy.

For the purposes of this Policy, “Compensation” means compensation in any form and of any nature, including, without limitation, any cash payment, stock options, stock appreciation rights and any other equity-based grants or awards. For the purpose of clarity, Compensation shall include stock acquired upon the exercise of stock options or pursuant to an equity-based award and an amount equal to the proceeds of any sale of such stock. Compensation shall be deemed to be “incentive-based” if, in the judgment of the Board, the Compensation was predicated upon the achievement of a financial result. “Executive Officer” shall have the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, and shall include, without limitation, the Chief Executive Officer, the President, and the Chief Financial Officer of the Trust.